Exhibit 99.1

ELECTROGLAS, INC. 6024 Silver Creek Valley Road, San Jose, CA 95138 PH. 408.528.3000 FX. 408.528.3542 www.electroglas.com

Contact: Thomas Brunton

     Chief Financial Officer

     Electroglas, Inc.

    408-528-3000

Electroglas Reports Results for Third Quarter Fiscal 2003

SAN JOSE, California, October 23, 2003 — Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported operating results for its third quarter ended September 30, 2003.

Revenue was $10.8 million for the third quarter, up 5% sequentially from the second quarter, but down 8% from the third quarter of 2002. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $3.5 million, or $0.16 per share, compared with a net loss of $15.8 million, or $0.74 per share, for the second quarter of 2003, and a net loss of $15.8 million, or $0.75 per share, for the third quarter of 2002. On a non-GAAP basis, the net loss for the third quarter of 2003 was $7.6 million, or $0.36 per share, excluding $1.0 million of restructuring charges and a net one-time gain of $5.1 million consisting of a $6.4 million gain on the sale of certain software product lines to FEI Corporation and a $1.3 million fixed asset write off. The company believes that this non-GAAP information is useful to enable informed comparisons between fiscal periods. At September 30, 2003, the company had cash and short-term investments of $32.1 million, or $1.50 per share.

Commented Curt Wozniak, CEO of Electroglas, “Over the quarter, we continued to see steady, but slow improvement in the semiconductor industry. Unit volumes at semiconductor and test facilities continued to improve. Customers are reporting higher utilization rates and are, in some cases, reaching capacity limits. While current signs continue to point to a steady recovery, we believe customers are waiting until the last minute before placing additional capacity orders. However, in the face of this trend, bookings on our ongoing prober business increased 4% over the second quarter. This compared favorably with the 8% decline in industry bookings reported by the SEMI Express report for the test and assembly sector reported for September. With this in mind, our guidance for the fourth quarter targets improved revenue of between $11-13 million.”

Continued Wozniak, “As announced earlier in the year, in the third quarter, we substantially completed the strategic repositioning of Electroglas to focus our efforts on the core wafer prober business on the semiconductor test floor, and related opportunities, such as network test automation applications and the emerging strip test market where we see the best growth opportunities. Additionally, we have significantly resized the business to lower the company’s breakeven point and cost structure, and have completed the shift of our manufacturing operations to Singapore. All of these moves position us to return to cash flow breakeven and profitability as the industry continues the recovery.”

Significant events of the third quarter included:

•	Sale to FEI Corporation on July 15 of the CAD-Navigation and Yield Management business lines for $6 million and the assumption of certain liabilities. Electroglas retained critical software related to the sort and test floor acquired in the acquisition of Statware in January 2001.

•	Introduction of the NETprober at Semicon/West in July. NETprobing takes the concept of automatic wafer probing to a new level by delivering the “smart probers” and network applications required to run a modern sort floor. The NETprober includes applications and sort floor controllers as a standard configuration for 300mm and 200mm probers.

•	Introduction at Semicon/West of Sidewinder, the first advanced 300mm prober architecture to be applied to the emerging “strip” test market for final test. Sidewinder is designed to provide significant throughput advantages to customers in reducing their overall cost of final test by handling packaged semiconductor devices in panel or lead-frame formats.

•	Reduction of the company’s headcount by 27% in the September quarter.

Electroglas’ third-quarter results conference call will be held at 11:00 a.m. PT/2:00 p.m. ET today; the number is (719) 457-2629, access code 678010. A replay will be available from 2:00 p.m. PT/5:00 p.m. ET today through October 30. The call-in number for the replay is (719) 457-0820, access code 678010. There will be a simultaneous webcast of the conference call, which can be accessed through the Electroglas web site, http://www.electroglas.com.

Legal Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements including statements relating to the current business condition in the semiconductor industry, guidance for fourth-quarter revenue of $11 million to $13 million, the company’s future performance, cash flow break even, reductions in headcount and return to profitability. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, prolonged downturn in the semiconductor and electronics industries, continued downturn or further decreases in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas’ products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties

that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q filed from time to time with the SEC.

About Electroglas: Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

ELECTROGLAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$10,826	$11,731	$30,626	$43,931
Cost of sales	7,853	11,012	26,993	41,498

Gross profit (loss)	2,973	719	3,633	2,433
Operating expenses:
Engineering, research and development	4,413	7,659	17,731	24,424
Sales, general and administrative	5,722	9,920	28,297	29,775
Restructuring and impairment charges	1,024	663	3,505	1,331

Total operating expenses	11,159	18,242	49,533	55,530

Operating loss	(8,186)	(17,523)	(45,900)	(53,097)
Interest income (expense), net	(485)	470	(2,294)	1,890
Gain on revaluation of warrants	—	2,264	—	2,264
Other income (expense), net	5,068	(956)	4,889	(700)

Loss before income taxes	(3,603)	(15,745)	(43,305)	(49,643)
Provision (benefit) for income taxes	(97)	15	(756)	(1,230)

Net loss	$(3,506)	$(15,760)	$(42,549)	$(48,413)

Basic and diluted net loss per share	$(0.16)	$(0.75)	$(2.01)	$(2.30)

Shares used in basic and diluted calculations	21,332	21,102	21,215	21,052

Certain prior period amounts have been reclassified to conform with the current period presentation.

Reconciliation of GAAP to Non-GAAP Financial Measures Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain charges, or one-time gains or benefits. Electroglas reports non-GAAP results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the non-GAAP measure helps indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to non-GAAP Net Loss:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
GAAP loss before income taxes	$(3,603)	$(15,745)	$(43,305)	$(49,643)
Non-GAAP adjustments
Restructuring and impairment charges	1,024	663	3,505	1,331
Other one-time charges	(5,069)	—	(3,398)	—

Non-GAAP loss before income taxes	(7,648)	(15,082)	(43,198)	(48,312)
Provision (benefit) for income taxes	(97)	15	(756)	(1,230)

Non-GAAP net loss	$(7,551)	$(15,097)	$(42,442)	$(47,082)

Non-GAAP net loss per share	$(0.36)	$(0.72)	$(2.00)	$(2.24)

ELECTROGLAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and short-term investments	$32,101	$58,155
Accounts receivable, net	12,033	10,771
Inventories	22,099	26,650
Prepaid expenses and other current assets	2,028	2,460

Total current assets	68,261	98,036
Restricted cash	—	7,245
Long-term lease receivable	—	41,055
Equipment and leasehold improvements, net	47,092	15,391
Other assets	10,057	11,453

Total assets	$125,410	$173,180

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,840	$4,065
Accrued liabilities	10,660	16,411

Total current liabilities	15,500	20,476
Convertible subordinated notes	33,512	33,169
Non-current liabilities	9,729	11,490
Stockholders’ equity	66,669	108,045

Total liabilities and stockholders’ equity	$125,410	$173,180

(1)	The information in this column was derived from the Company’s audited consolidated financial statements for the year ended December 31, 2002.

Certain prior period amounts have been reclassified to conform with the current period presentation.